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                                                                    EXHIBIT 99.3

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                             PROPERTY CAPITAL TRUST

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            177 Milk Street, Suite 14B, Boston, Massachusetts 02109

                              ROLL-UP TRANSACTION
                             INDIVIDUAL SUPPLEMENT

  Pursuant to the requirements of Rules 901 and 902 of the regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934, this Roll-Up Transaction Individual Supplement is being provided to the shareholders of Property Capital Trust in connection with the merger of the Trust into Maryland Property Capital Trust, Inc., a wholly-owned subsidiary of the Trust ("PCT Inc."). As a result of the merger, the Trust's organizational structure will be converted from that of a Massachusetts business trust to a Maryland corporation. This Individual Supplement is filed as a supplement to the proxy statement being simultaneously distributed to the shareholders of the Trust in connection with the merger. This Individual Supplement also is an exhibit to the Registration Statement on Form S-4 filed by PCT Inc. with the Securities and Exchange Commission covering approximately 159,737 shares of common stock of PCT Inc. that PCT Inc. will issue to the shareholders of the Trust upon completion of the merger. No individual supplement, however, has been prepared for PCT Inc. because the Trust is the sole shareholder of PCT Inc.

  The Trust will provide you without charge, upon your or your representative's written request, additional copies of this Individual Supplement. Please direct your requests for such copies to: Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109, Attention: Robert M. Melzer, President (telephone:
(617) 482-4081). The Trust will deliver such copies by first class mail or other equally prompt means.

  This Individual Supplement does not repeat information that you can find in the proxy statement/prospectus. All cross references contained herein refer to such proxy statement/prospectus and any term used herein and not defined shall have the meaning ascribed to such term in the proxy statement/prospectus. The Trust urges you to read such proxy statement/prospectus carefully.

  The merger may affect shareholders of the Trust in different ways depending on each shareholder's personal investment or tax circumstances. You should be aware that there are certain risks involved with the merger and with holding shares of common stock of PCT Inc. For a detailed description of each material risk and effect of the merger, see "RISK FACTORS" on page 9 and "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS" on pages 42-46.
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                             PROPERTY CAPITAL TRUST

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                              ROLL-UP TRANSACTION

                             INDIVIDUAL SUPPLEMENT

                                    Summary

  In furtherance of the business plan that the Trust adopted and the shareholders of the Trust ratified in 1995, the Trust has disposed of all of its real estate assets. As a result of doing so, the Trust has accumulated cash in the form of proceeds from the sales of those assets. From those proceeds, to date, the Trust has distributed an aggregate amount of $13.65 per share in special dividends to its shareholders. For a more detailed discussion of the relationship between the business plan of the Trust and the special dividends the Trust has declared in the last three years, see "THE MERGER--Background and Reasons for the Merger" on pages 25-27; "MARKET PRICES AND CASH DIVIDENDS INFORMATION" on page 73; and "SELECTED FINANCIAL INFORMATION--The Trust" on page 58.

  As the Trust approached the disposal of the last of its tangible assets, the Trustees of the Trust were forced to consider various alternatives to enable the Trust to terminate. The two principal alternatives were to establish a liquidating trust, or to engage in a merger of this type. The Trustees, in their independent business judgment, opted for this merger because:

  . the merger obviates the need to establish a liquidating trust, which would have delayed receipt by you of a final distribution for one to three years,

  . the Trustees will be able to distribute to the shareholders of the trust approximately $.23 per share shortly after consummation of the merger, whereas a liquidating trust would have held a substantial portion of these funds in reserve, delaying this kind of distribution to you,

  . as a result of the merger, PCT Inc. will assume the Trust's liabilities, without consuming any of the Trust's assets, and

  . you will receive the benefit, if any, of the proceeds, if any, from a pending condemnation proceeding.

  As a shareholder of the Trust, your ownership interest will change. You will no longer have an equity interest in the Trust because the shares of the Trust will cease to be outstanding. Instead, you will have the right to receive the merger consideration, described below, and you will have an on-going minority interest in PCT Inc. For a summary of the transactions contemplated by the Trust, see "SUMMARY INFORMATION" beginning on page 1.

The Merger

  Under the terms of the merger agreement between the Trust and PCT Inc., the Trust will merge into PCT Inc., and PCT Inc. will be the surviving entity. As a result of the merger, you will receive the following:

  . one-sixtieth share of common stock of PCT Inc. for each share of the Trust you hold, with one share of common stock exchanged for any fractional interest you hold that is greater than or equal to .5, and

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  .your pro rata share of the proceeds, if any, from a pending condemnation proceeding. No shares of common stock of PCT Inc. or cash in lieu thereof will be issued for fractional interests of common stock less than .5. For a detailed description of the terms of the merger agreement, see "THE MERGER AGREEMENT--Consideration to be Paid in the Merger" on page 30, and "THE MERGER--Background and Reasons for the Merger" on pages 25-27.

Transactions Related to the Merger

  In connection with the transactions related to the merger, in which Framingham York Associates Limited Partnership ("FYA") will purchase common stock of PCT Inc., with the proceeds of a mortgage financing of $1 million on the property located at 51 New York Avenue, Framingham, Massachusetts. This property will become PCT Inc.'s sole asset after Property Capital Trust Limited Partnership merges into FYA. For a more detailed description of the related transactions, the property and this financing arrangement, see "THE MERGER-- Related Transactions" beginning on page 28, and "PCT INC.--Description of the Property--Financing" on page 37.

PCT Inc. After the Merger

  Interests in PCT Inc. will be allocated to the current shareholders of the Trust according to the number of shares of the Trust that each shareholder owns before the merger. For the purposes of determining the allocation of interests in PCT Inc. following the merger, the valuation of the Trust was based on the fact that, pursuant to the Trust's business plan, the Trust has successfully divested itself of all of its real estate assets. The only assets that the Trust holds are the cash it has on hand from the sales of all of its assets and the right to receive the proceeds, if any, from the condemnation proceeding pending in a Florida state court, all of which will be distributed to you prior to the merger. Accordingly, the shares of common stock of PCT Inc. that will be owned by the current shareholders of the Trust after the merger represent the continued ownership interest in PCT Inc. For more information on the Trust's assets and its value, see "THE MERGER--Information Regarding the Parties-- Property Capital Trust" on page 23.

  The relative ownership of PCT Inc. by the current shareholders following the merger and the transactions related to the merger is the result of arm's length negotiations between the Board of Trustees of the Trust and FYA, and is based on the fair market value of the property owned by FYA, compared to the value of the goodwill and other intangible assets of the Trust, in the absence of real estate or other tangible assets. For a detailed discussion of the Trust's pursuit of its business plan and of the Board's deliberations and negotiations in entering into this merger, see "THE MERGER--Background and Reasons for the Merger" on pages 25-27, and "--Information Regarding the Parties" on page 23.

  Given appropriate market conditions, PCT Inc. intends to pursue growth opportunities through the acquisition of existing properties, the development of new properties, management of existing properties, adding new equity capital and acquisitions of and mergers with other real estate companies. There is no assurance that PCT Inc. will achieve any growth through the pursuit of these opportunities. For a more detailed description of PCT Inc.'s growth strategies, see "PCT INC. --Business and Growth Strategy" beginning on page 34. After completion of the merger, none of the Trustees or officers of the Trust will be involved in the business of PCT Inc.

  There are few material risks involved in this merger. Such risks do include, however, changes in the cash distribution policies and changes in the nature and extent of your ownership interest. For a

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detailed description of these risks, see "RISK FACTORS--Issuance of Additional
Securities May Dilute Your Investment" "--Changes in Investment and Financing Policies May be Made Without Stockholder Approval" on pages 10-11 and "COMPARISON OF SHAREHOLDERS' RIGHTS" beginning page 45. Furthermore, there are persons involved in this transaction whose interests may be different from, or in conflict with yours. For a detailed description of the interests of these individuals and how they may differ from yours, see "RISK FACTORS--Interests of Messrs. Beal and Manzo and the Trustees of the Trust in Completing the Merger" on page 9, and "THE MERGER--Conflicts of Interest" on page 27.

Fairness of the Merger and Related Transactions

  There are several important reasons for this merger, many of which stem from the fact that, in accordance with its business plan, the Trust has disposed of all of its tangible assets and now holds only intangible assets. For example, shortly after completion of the merger, the Trust will make a distribution to its shareholders of the remaining proceeds from the disposition of its real estate assets and, the shareholders will receive the benefit of the proceeds, if any, from the pending condemnation proceeding, which is payable in the event of a favorable resolution to pending litigation.

  Thus, the Trustees of the Trust have unanimously determined that this merger is fair to and in the best interests of the shareholders. However, the Trust has not received any report or opinion or appraisal from a third party relating to the merger or the fairness of the consideration offered to the shareholders of the Trust in connection with the merger. For a detailed discussion on the Trustees' deliberations on entering into this transaction, see "THE MERGER-- Recommendation of the Board of Trustees" on page 25, "--Background and Reasons for the Merger" on page 27 and "Fairness of the Merger to Shareholders" on page 27.

  You are not entitled to exercise dissenters' rights of appraisal or other dissenters' rights under either Massachusetts law or Maryland law with respect to the merger or any transactions contemplated thereby.

Risk Factors and Other Considerations

  Because the common stock of PCT Inc. you will receive as a result of the merger will initially and for the foreseeable future have no significant, if any, value, there are few practical risks to the merger. These risks include, among other things, the impact of the transaction on PCT Inc.'s ability to make distributions to you, and the inherent risks of real estate investments, as well as the risks that are specifically associated with the property which will become PCT Inc.'s sole asset after the transactions related to the merger are consummated, and PCT Inc.'s election to be treated as a REIT. However, these risks will only be meaningful if, in the future, PCT Inc. is successful in diversifying its portfolio and as a consequence, your shares of common stock of PCT Inc. will increase in value. For a detailed discussion of the these and other risks, see "RISK FACTORS--Distributions by PCT Inc. Will Not Occur Absent Growth" on page 10, "--Changes in Economic Conditions May Impact Ability of Operating Partnership to Make Distributions" on page 11, "-- Federal Income Tax Exposure if PCT Inc. Fails to Qualify as a REIT" on page 16, and "--Lack of Operating History as a REIT" on page 18.

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Comparative Information

  The shareholders' voting rights are substantially similar under the governing instruments and the applicable law for both the Trust and PCT Inc. There are subtle differences that, in many cases, are attributable to the organizational differences between the Trust and PCT Inc. For a description of these similarities and differences, see "COMPARISON OF SHAREHOLDERS' RIGHTS" on pages 45-48.

  The fiduciary duties that the Board of Trustees of the Trust owe to the shareholders of the Trust are substantially the same as the fiduciary duties that the officers and directors of PCT Inc. will owe to the holders of the common stock of PCT Inc. The Trustees and management of the Trust will not be officers or directors of PCT Inc. following the merger. For more information about the Trustees, officers and directors after the merger, see "THE MERGER AGREEMENT--Indemnification" on page 33.

  The officers and directors of PCT Inc. will receive nominal salaries and fees in exchange for their services to PCT Inc. In addition, Mr. Melzer, President of the Trust and a Trustee, has been appointed as the representative of the shareholders of the Trust in all matters related to the right to receive the proceeds, if any, from the condemnation action. As such, Mr. Melzer will receive payment for his services and reimbursement for the expenses he incurs in that capacity. No other Trustee or officer of the Trust will receive compensation from or provide services to PCT Inc. For more information on Mr. Melzer's and the other officer's and directors' compensation arrangements, see "PCT Inc.--Executive Compensation" on page 36, and "THE MERGER--Conflicts of Interest" beginning on page 27.

  The Trust has distributed an aggregate amount of $13.65 per share in special dividends to its shareholders. Under PCT Inc.'s governing instruments, the decision to make distributions to shareholders is solely in the discretion of the Board of Directors of PCT Inc., but PCT Inc. does not expect to make any distributions to shareholders now or in the near future. For a more detailed description of these policies, see "COMPARISON OF SHAREHOLDERS' RIGHTS" on pages 45-48, and "PCT Inc.--The Partnership Agreement of the Operating Partnership" beginning on page 40.

  Given appropriate market conditions, PCT Inc. intends to pursue growth opportunities through the acquisition of existing properties, the development of new properties, management of existing properties, adding new equity capital and acquisitions of and mergers with other real estate companies. There is no assurance that PCT Inc. will achieve any growth through the pursuit of these opportunities. PCT Inc. does not anticipate the sale of its sole asset now or in the near future. For a more detailed description of PCT Inc.'s growth strategies, see "PCT Inc.--Business and Growth Strategy" beginning on page 34.

  Certain Trustees and executive officers of the Trust have interests in the merger that may be different from, or contrary to yours. However, the Trust did not retain the services of an unaffiliated representative to represent the shareholders' interests. An unaffiliated representative was unnecessary because the Trust holds no tangible assets except for the remaining proceeds from the sales of its real estate assets, all of which will be distributed to the shareholders, to the extent that such distribution is appropriate. Furthermore, when the Trustees considered the available options for terminating the Trust, the only alternative to this kind of merger was to establish a liquidating trust. The arrangement of a liquidating trust would have consumed part of the Trust's cash assets, reducing the amount of the final distribution to the shareholders of the Trust, in addition to delaying that final distribution.

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The Trustees of the Trust, in their independent business judgement, determined that the ability to distribute all of the Trust's tangible assets to the current shareholders of the Trust without delay and continued ownership of shares of common stock of PCT Inc. representing an interest in the possible future growth and diversification of PCT Inc., are in the best interests of the shareholders of the Trust. For more information regarding the Trustees' deliberations on the fairness of this transaction, see "THE MERGER--Background and Reasons for the Merger" on pages 25-27, "--Recommendation of the Board of Trustees" on page 25, and "--Conflicts of Interest" beginning on page 27.

Source and Amount of Funds and Transactional Expenses

  The consideration that will be paid to you as a result of this merger will consist of the shares of common stock of PCT Inc. that you will receive in exchange for your shares of the Trust, and any Contingent Payment that may result from the resolution of pending litigation. In addition, the Trust will make a distribution to you out of the cash assets it holds from the sale of its real estate assets. For a detailed description of these funds and the sources of these funds, see "THE MERGER--Information Regarding the Parties--Property Capital Trust" on page 23, "--The Merger Consideration" on page 23, and "-- Contingent Payment Right" on page 24.

  There are fees and expenses associated with this merger that you should consider. PCT Inc. will receive $1 million from FYA in exchange for 319,489 shares of common stock of PCT Inc. pursuant to one of the transactions related to the merger. PCT Inc. will contribute this $1 million to the operating partnership, and as general partner of the operating partnership, PCT Inc. will use such funds to pay the costs of the merger. For information about these fees and expenses and PCT Inc.'s intention to pay the merger costs, see "THE MERGER AGREEMENT--Fees and Expenses" on page 31, "THE MERGER--Related Transactions" on page 26, and "RISK FACTORS--Substantial Expenses and Payments if the Merger or the Related Transactions Fail to Occur" on page 15.

Federal Income Tax Consequences

  As a shareholder of the Trust you may experience certain Federal income tax consequences as a result receiving the merger consideration. For a detailed description of some of the potential tax consequences, see "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS" on pages 42-44. The Trust Urges You To Consult With Your Own Tax Advisors As To The Specific Tax Consequences Of The Merger, Including The Applicable Federal, State, Local And Foreign Tax Consequences To You Of The Merger.

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